                                                              EXHIBIT 10.45


                                October 16, 2001


VIA HAND DELIVERY
-----------------

Mr. Walter Ogier
433 Main Street
Winchester, MA 01890

Dear Walter,

     As you know from our meeting on October 11, BioTransplant, Inc. ("BioTransplant" or the "Company") is terminating your employment effective October 31, 2001. Between today and October 31, 2001, you shall be responsible primarily for assisting designated Company employees with transitional matters on an as needed basis. You have agreed to resign as a member of the Company's Board of Directors on or before October 31, 2001.

     As we discussed, the Company will provide you with the enhanced severance benefits described below if you sign and return this letter agreement (the "Agreement") ON OR BEFORE NOVEMBER 7, 2001. By timely signing and returning this Agreement, you will be agreeing to the terms and conditions set forth in the numbered sections below, including the release of claims set forth in Section 3. Therefore, you are advised to consult with an attorney before signing this Agreement and you may take up to twenty-one (21) days to do so. If you sign this Agreement, you may change your mind and revoke your assent during the seven (7) day period after you have signed the Agreement (the "Revocation Period") by notifying me of your revocation in writing. If you do not revoke your assent to the Agreement before the expiration of the Revocation Period, this Agreement will become a binding document between you and the Company. If you choose not to sign and return this Agreement ON OR BEFORE NOVEMBER 7, 2001, or if you sign the Agreement but revoke your consent during the Revocation Period, you shall not receive any enhanced severance benefits from the Company.

     Regardless of signing this Agreement, you may elect to continue receiving group medical insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). If you are eligible for COBRA and elect COBRA coverage, all group medical insurance premium costs will be paid by you on a monthly basis for as long as, and to the extent that, you remain covered under COBRA. You will receive additional information regarding COBRA under separate cover.

     Also, regardless of signing this Agreement, pursuant to the terms of the Amendment and Restatement of the Management Equity Incentive Plan of Eligix, Inc., dated December 8, 2000, as amended by a Letter Agreement by and between the Company and Eligix dated May 15, 2001 (the "Management Incentive Plan"), your portion of the Stock Consideration (as defined in the Management Incentive
Plan) shall vest on October 31, 2001. A schedule of the shares that you are eligible to receive in accordance with the Management Incentive Plan, along with a listing of your existing Company stock options (together with the relevant expiration date(s) and exercise price(s)), is attached to this Agreement as
Exhibit 1.

     The following numbered sections set forth the terms and conditions which will apply if you sign and return this Agreement ON OR BEFORE NOVEMBER 7, 2001 and do not revoke your consent to the Agreement within the Revocation Period:

1. TERMINATION DATE - Your effective date of termination as an employee and an officer of the Company will be October 31, 2001 (the "Termination Date"). As of the Termination Date, all salary payments from the Company will cease and any benefits you may have under Company-provided benefit plans, programs, or practices will terminate, except as required by the terms of the Offer Letter and the Management Incentive Plan, by federal or state law, or as otherwise described below. In addition, you agree to resign as a member of the Company's Board of Directors on or before October 31, 2001.

2. DESCRIPTION OF ENHANCED SEVERANCE BENEFITS - In return for your timely execution and non-revocation of this Agreement, including the release of claims in Section 3 below, the Company agrees to provide you with the following enhanced severance benefits (collectively, the "Enhanced Severance Benefits"):

     (a) SEVERANCE PAY. Notwithstanding any provisions in the offer letter from the Company dated May 15, 2001 to the contrary (the "Offer Letter"), the Company agrees to provide you Two Hundred Forty-One Thousand Five Hundred Sixty Dollars ($241,560) in severance pay, which equals six
          (6) months of salary at a rate of double your monthly base salary (the "Guaranteed Severance Pay"). The Guaranteed Severance Pay will be paid to you, less any and all applicable local, state and federal taxes and withholdings, in two equal lump sum payments, with the first lump sum payment to be made on the tenth - (10th) day following the date that a fully executed copy of this Agreement is received by the Chief Executive Officer of the Company and the second lump sum payment to be made ninety (90) days thereafter (the "Severance End Date"). The Guaranteed Severance Pay will be provided to you without regard to whether you obtain subsequent employment, including self-employment.

          If, within seven (7) calendar days of April 30, 2001 (the "Sixth Month"), you notify the Chief Executive Officer of the Company in writing that you have not secured subsequent employment, including self-employment, the Company will provide you with salary continuation in accordance with the Company's regular payroll practices at a rate of double your monthly base salary in effect as of October 16, 2001 (the "Double Monthly Base"), less any and all applicable local, state and federal taxes and withholdings until (x) you secure subsequent employment, including self-employment, or (y) the expiration of three
          (3) months following the Sixth Month (the "Extended Severance Period"), whichever is earlier.

          In the event that you become self-employed (including as a consultant or an independent contractor) following the Sixth Month and prior to the Extended Severance Period and, within seven (7) calendar days after you secure such self-employment, you notify the Chief Executive Officer of the Company in writing of the identity of the entity or entities for whom you will be providing services, the nature of the self-employment and your new monthly salary or service fee, the Company will pay you the difference, if any, between your new monthly salary or service fee and the Double Monthly Base, less any and all applicable local, state and federal taxes and withholdings (the "Differential"), but in no event will the Differential under this section 2(a) be paid for any work or services performed following the Extended Severance Period. The total amount of Differential will be paid to you in a lump sum on the tenth
          (10th) day after you provide the Chief Executive Officer of the Company with a copy of checks or other income statements reflecting all income you received from self-employment between the Sixth Month and the Extended Severance Period.

     (b) BONUS. The Company agrees to pay you a lump sum cash payment of Seventy Thousand, Four Hundred Fifty-Five Dollars ($70,455) (representing 10/12 of the annual cash bonus for which you are eligible, less any and all applicable local, state and federal taxes and withholdings), at the same time that annual bonus payments are made to active executive employees of the Company; provided, however, that a bonus under this Section 2(b) shall only be paid if any active employee of the Company receives an annual bonus, whether in cash or in the form of stock, for the year 2001 under the Company's annual bonus program.

     (c) RETENTION OF COMPANY PROPERTY. The Company agrees that you may retain as personal property the Company-provided Palm Pilot(TM) used by you during your employment; provided, however, you must first return any and all, and may not retain any, Company property stored in the Palm Pilot (TM), pursuant to the provisions of Section 4 below. The Palm Pilot(TM) will be retained by you strictly on an "as is" basis, and you shall assume responsibility for all costs related to it after the Termination Date. Further, the Company agrees to transfer the Nokia cellular phone that you used during your employment with the Company and the cellular phone account to you on an "as is" basis, and you shall assume responsibility for all costs related to maintaining the cellular phone and the cellular phone account following the Termination Date

     (d) NON-DISPARAGEMENT. The Company agrees to direct its officers not to make any false, disparaging, derogatory or defamatory statements in public or in private regarding you or your employment with the Company. The Company also agrees to provide prospective employers that are referred to the Company's Human Resources Department with confirmation of your dates of employment (both with Eligix and the Company), your job responsibilities, your title, and confirmation that your separation from the Company was mutually agreed upon in order to assist you in pursuing other employment opportunities. The Company further agrees that Elliot Lebowitz will provide prospective employers seeking information regarding your employment with and separation from BioTransplant with the following statement: "Under Walter Ogier's leadership, Eligix grew from a start-up venture to a therapeutics company with commercial products. Most recently, he worked to realize the merger of Eligix with BioTransplant, to secure Gambro BCT as a strategic alliance partner for BioTransplant, and to facilitate the operational integration of Eligix with BioTransplant. We thank him for his contributions and wish him the best of success in his future endeavors."

     (e) COMPANY RELEASE. The Company, including any and all affiliates and subsidiaries, hereby fully, forever, irrevocably and unconditionally releases, remises and discharges you from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature arising out of your employment with and separation from BioTransplant; provided, however, that nothing in this section 2(e) shall release you from any obligation expressly set forth in this Agreement or any claims arising out of or related to your commission of acts involving fraud, criminal activity or deliberate misconduct committed during your employment with the Company. For purposes of this section 2(e), "deliberate misconduct" shall mean your direct act of forging or fabricating data, falsifying or inventing results, plagiarism, piracy, failing to comply with federal requirements affecting research, violating generally accepted research practices, misappropriating proprietary information of the Company or a third party, unauthorized use of the Company's confidential information, failing to disclose a conflict of interest, and intentionally or knowingly helping another to commit an act of deliberate misconduct.

3. RELEASE OF CLAIMS - In consideration of the payment of the Enhanced Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company and its current and former officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, predecessors, agents, employees and attorneys (the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which you ever had or now have as of the date you execute this Agreement against the Released Parties including, but not limited to, all claims arising out of your employment with or separation from the Company, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C.sections 2000e ET SEQ., the Age Discrimination in Employment Act, 29 U.S.C. sections 621 ET SEQ., the Americans With Disabilities Act of 1990, 42 U.S.C. sections 12101 ET SEQ., and the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, sections 1 ET SEQ., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. sections 1681 ET SEQ., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. sections 1001 ET SEQ., the Massachusetts Civil Rights Act, M.G.L. c.12 sections 11H and 11I, the Massachusetts Equal Rights AcT, M.G.L. c.93 sections 102 and M.G.L. c.214, sections 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, sections 1 ET SEQ., and the Massachusetts Privacy Act, M.G.L. c.214, sections 1B, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any ownership interest in the Company (contractual or otherwise) including, but not limited to, claims to stock or stock options; and any other claims or damages arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local ordinance not expressly referenced above.

     Nothing contained in this Section 3 shall bar you from asserting a claim for any vested benefit (including, but not limited to under the Management Incentive Plan or the Eligix, Inc. 1997 Equity Incentive Plan, both as amended) or any obligation expressly set forth in this Agreement. Moreover, nothing contained in this Section 3 shall bar you from (i) asserting any claim against any Company officer stemming from an act or omission which would be considered a breach under section 2(d) of this Agreement if such Company officer were a party to this Agreement, or (ii) defending yourself against any claim brought against you by the Company or any other Released Party.

4. RETURN OF COMPANY PROPERTY - You represent that you have returned to the Company all Company property in your possession, custody or control including, but not limited to, keys, Company files and records (and copies thereof), computer hardware and software, and cellular phones. You agree to leave intact all electronic Company documents, including those which you developed or helped develop during your employment. You further agree to cancel all accounts for your benefit, if any, in the Company's name including, but not limited to, credit cards, computer accounts, cellular phone accounts and telephone charge cards.

5. CONFIDENTIALITY OBLIGATIONS UNDER INVENTION, NON-DISCLOSURE AND NON-COMPETITION AGREEMENT - You acknowledge your non-competition obligation to the Company and your obligation to keep confidential all non-public information concerning the Company which you acquired during the course of your employment with the Company, as stated more fully in the Invention, Non-Disclosure and Non-Competition Agreement you executed at the commencement of your employment as a condition of your employment with the Company, the terms of which remain in full force and effect.

6. NON-DISPARAGEMENT - To the extent permitted by law, you understand and agree that, as a condition for the Enhanced Severance Benefits, you shall not make any false, disparaging, derogatory or defamatory statement in public or in private regarding the Company or any of the other Released Parties, or regarding the Company's business affairs, business prospects and financial condition.

7. AMENDMENT - This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

8. WAIVER OF RIGHTS - No delay or omission by either party to this Agreement in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party to the other on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9. VALIDITY - Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

10. CONFIDENTIALITY - To the extent permitted by law, you understand and agree that, as a condition for the Enhanced Severance Benefits, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by you and your agents and shall not be disclosed to any third party (with the exception of your counsel and your financial advisor) except to the extent required by federal or state law, or as otherwise agreed to in writing by the Company.

11. COOPERATION - You agree to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, your being available to meet with Company counsel to prepare for trial or discovery or an administrative hearing and to act as a witness when requested by the Company at reasonable times designated by the Company. The Company agrees to reimburse you for all reasonable costs incurred by you as a result of such cooperation, provided, however, the Company will not reimburse you for any such costs if the Company is involved in the defense or prosecution of claims or actions arising out of or relating to any unlawful conduct participated in by you as an employee or director of the Company.

12. NATURE OF AGREEMENT - You understand and agree that this Agreement is a severance agreement and does not constitute an admission of liability on the part of the Company.

13. ACKNOWLEDGMENTS - You acknowledge that you have been given at least twenty-one (21) days to consider this Agreement, and that the Company advised you to consult with an attorney of your choosing prior to signing this Agreement. You understand that you may revoke this Agreement for a period of seven (7) days after you sign this Agreement, and the it shall not be effective or enforceable until the expiration of this seven (7) day Revocation Period. You understand and agree that, by entering into this Agreement, you are waiving any and all rights or claims you may have under the Age Discrimination In Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

14. VOLUNTARY ASSENT - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this Agreement with an attorney. You further state and represent that you have carefully read this Agreement, understand its contents, freely and voluntarily assent to all of its terms and conditions, and sign your name of your own free act.

15. APPLICABLE LAW - This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or its subject matter.

16. ENTIRE AGREEMENT - This Agreement contains and constitutes the entire understanding and agreement with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, and writings, including the Offer Letter. However, nothing in this Section 16 or in this Agreement shall modify, cancel or supercede your obligations as set forth in the Invention Non-Disclosure and Non-Competition Agreement referenced in
     Section 5 of this Agreement, or shall alter in any way your participation in the Management Incentive Plan or the Eligix, Inc. 1997 Equity Incentive Plan, both as amended.

     If you choose to execute this Agreement, please return ALL PAGES of this letter to me in the enclosed envelope NO LATER THAN NOVEMBER 7, 2001. You may retain the enclosed copy of the letter for your records.

                                            Sincerely,

                                            BIOTRANSPLANT, INC.


                                            /S/ ELLIOT LEBOWITZ
                                            ----------------------------
                                            By: Elliot Lebowitz, Ph.D.
                                                Chief Executive Officer


I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Agreement and I have chosen to execute it on the date below. I intend that this Agreement become a binding agreement between me and the Company.

/S/ WALTER OGIER
---------------------------------
Mr. Walter Ogier

Date: ________________, 2001

                                    EXHIBIT 1


SHARES GRANTED PURSUANT TO THE MANAGEMENT EQUITY INCENTIVE PLAN

     You are entitled to receive up to an aggregate of 172,617 shares of Common Stock of BioTransplant pursuant to the Management Incentive Plan. These shares are subject to the terms of the Agreement and Plan of Merger dated December 8, 2000 (the "Agreement and Plan of Merger") and the Escrow Agreement you executed pursuant to the Agreement and Plan of Merger.

SHARES GRANTED PURSUANT TO THE ASSUMED ELIGIX, INC. 1997 EQUITY INCENTIVE PLAN, AS AMENDED

     You received two options to purchase shares of Eligix, Inc. Common Stock. The following table provides details relating to these two option grants:

------------------------- ---------------------- ------------------------------------------- --------------
                                                                                               Shares
                                                                                               Vested as of
                            Exercise Price on an    Shares Assumed by BioTransplant on an      October 1,
  Date of Option Grant      As Converted Basis               As Converted Basis                2001
------------------------- ---------------------- ------------------------------------------- --------------
10/17/97                    $1.60                   56,280                                     56,280
------------------------- ---------------------- ------------------------------------------- --------------
5/25/00                     $0.11                   56,280                                     56,280
------------------------- ---------------------- ------------------------------------------- --------------

     Your right to exercise the shares granted under the option agreements expires three months following the Termination Date. These shares are subject to the terms of the Agreement and Plan of Merger and the Lock-Up Agreement.